Exhibit (10.13)

EASTMAN KODAK COMPANY

2013 OMNIBUS INCENTIVE PLAN

Award Agreement

This “Award Agreement” evidences an award of Restricted Stock Units (the “RSUs”) by the Company under the Eastman Kodak Company 2013 Omnibus Incentive Plan (the “Plan”), as indicated below.  The Award is subject to all other terms set forth in the Plan and this Award Agreement.  Capitalized terms not defined in this Award Agreement have the meanings given to them in the Plan.

Name of Grantee:

Grant Date:

Number of RSUs:

Vesting Schedule:

Vesting Date	Percentage Vesting
33 1/3%
33 1/3%
33 1/3%

RSU Terms

Vesting:

The Vesting Schedule for any RSUs awarded is set forth above under “Vesting Schedule.”  The RSUs will only vest if the Grantee is continuously employed by the Company or any of its Affiliates from the Grant Date through the applicable Vesting Date, and except as otherwise provided by this Award Agreement or determined by the Committee, any unvested RSUs will be forfeited upon any termination of employment.

If the Company terminates the Grantee’s employment without “Cause” or the Grantee terminates his or her employment for “Good Reason,” each as defined in the attached Appendix, on or after the Grant Date, the unvested RSUs which would otherwise vest on the Vesting Date immediately following the date of the termination of the Grantee’s employment will vest as of the date of termination of employment, and any unvested RSUs which would otherwise vest on a Vesting Date after the Vesting Date immediately following the termination of the Grantee’s employment will be forfeited upon the termination of employment (“Accelerated Vesting”).

If the Company terminates the Grantee’s employment for Cause or the Grantee terminates his or her employment without Good Reason, on or after the Grant Date, any unvested RSUs will be forfeited upon the termination of employment.

In addition, if the Company terminates the Grantee’s employment for Cause on or after the Grant Date, the Company may recover from the Grantee the total number of Shares,

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before reduction for the payment of applicable taxes or other amounts, payable or previously paid to the Grantee pursuant to any vested RSUs (or the Fair Market Value of such Shares as of the date of termination).

If the Grantee’s employment terminates as a result of his or her Disability or death, on or after the Grant Date, the Company will provide Accelerated Vesting treatment to the unvested RSUs.  For purposes of this Award Agreement, “Disability” means that the Grantee meets the definition of disability under the terms of the Kodak Long-Term Disability Plan and is receiving benefits under such plan.

Payment/Delivery:

Subject to the “Withholding” provision below, generally within 30 days after the applicable Vesting Date (or such earlier date on which RSUs vest), but in no event later than March 15 of the calendar year immediately following the calendar year in which the RSUs vest, the Company shall issue to the Grantee one Share (or, at the election of the Company, cash equal to the Fair Market Value thereof) for each RSU that vests on such date.

Withholding:

Pursuant to Section 16.4 of the Plan, the Company shall have the power and the right to deduct or withhold (or cause to be deducted or withheld) from any amount deliverable under the RSUs or otherwise (including Shares otherwise deliverable), or require the Grantee to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising in connection with the RSUs.

Subject to the Company’s automatic withholding right set out above, the Grantee may elect to satisfy the withholding requirement, in whole or in part:

(i)	by having the Company withhold Shares; or

(ii)	through an independent broker-dealer arrangement to sell a sufficient number of Shares;

in each case, having a Fair Market Value on the date the tax is to be determined equal to the minimum tax required to be withheld.

If the Grantee is located in a country outside of the United States, the RSUs may be subject to applicable local laws, which may limit, qualify or supplement the terms set forth herein, including how the applicable tax withholdings associated with the grant and payment of the RSUs are satisfied.  In addition, if the Grantee is located in a country outside of the United States, the Grantee may be subject to foreign asset reporting, repatriation or other obligations under the laws of the country in which the Grantee resides, and the Grantee is advised to consult with the Grantee’s individual advisor as to what, if any, obligations apply as a result of the receipt or payment of the RSUs, or the sale of the Kodak shares received by the Grantee.

Grantee Rights:

The Grantee will not have any of the rights of a shareholder with respect to the Shares underlying or covered by the RSUs, whether or not vested, until such Shares are actually issued and delivered to the Grantee.

Change of Control:

Upon the occurrence of a Change of Control, the Committee may, but shall not be required, to make one or more of the adjustments set forth in Section 14.2 of the Plan to the RSUs if and to the extent that the RSUs are outstanding at the time of the Change of Control.

Transferability:

Except as otherwise provided by the Plan, the RSUs are not in any manner subject to alteration, anticipation, sale, transfer, assignment, pledge or encumbrance.

No Right to Continued Employment:

The Grantee’s receipt of the RSUs does not give the Grantee a right to remain in the employment of the Company or any of its Affiliates.

Data Privacy:

By accepting the RSUs, the Grantee agrees that any data, including the Grantee’s personal data, may be exchanged among the Company and its Affiliates to the extent the Company determines necessary or advisable to administer the Plan and the RSUs, as well as with any third-party engaged by the Company to administer the Plan and the RSUs granted under the Plan.

Amendment:

Pursuant to Section 15.2 of the Plan, the Committee may from time to time amend this Award Agreement; provided, however, no amendment shall materially adversely impair the rights of the Grantee under this Award Agreement without the Grantee’s consent.

Miscellaneous

The RSUs described in this Award Agreement are intended to be exempt from Section 409A under the short-term deferral exception thereto, and the Plan and this Award Agreement shall be interpreted and administered consistent with such intention, and in accordance with Eastman Kodak Company’s Policy Regarding Section 409A Compliance.  The Company may unilaterally amend this Award Agreement for purposes of exemption from or compliance with Section 409A if, in its sole discretion, the Company determines that such amendment would not have a material adverse effect with respect to the Grantee’s rights under this Award Agreement.  Notwithstanding the foregoing, no person connected with the Plan or the RSUs in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment will be applicable with respect to the RSUs or payments made under this Award Agreement, or that such tax treatment will apply to or be available to the Grantee.

The RSUs (at the time of vesting or otherwise) will not be includible as compensation or earnings for purposes of any benefit or compensation plan offered by the Company or its Affiliates.

The obligations of the Company pursuant hereto are subject to compliance with all applicable governmental laws, regulations, rules and administrative actions, including, but not limited to, the Securities Act of 1933, as amended, and the Exchange Act, and all rules promulgated thereunder.  In order to avoid any violations, the Committee may, at any time and from time to time, impose additional restrictions upon the RSUs.

By accepting the RSUs, the Grantee agrees to be subject to the terms and conditions of the Plan and this Award Agreement.

Appendix:

a.

“Cause” has the meaning given to such term (or an equivalent term) in the employment or similar agreement between the Company and the Grantee as in effect on the Grant Date (the “Employment Agreement”) or, if no Employment Agreement is in effect on the Grant Date or the Employment Agreement does not have such a defined term, “Cause” means any of the following:

1.

The Grantee’s continued failure, for a period of at least 30 calendar days following a written warning, to perform his or her duties in a manner deemed satisfactory by his or her supervisor, in the exercise of the supervisor’s sole discretion.

2.	The Grantee’s failure to follow a lawful written directive of the Chief Executive Officer, the Grantee’s supervisor or the Board, as applicable.
3.	The Grantee’s willful violation of any material rule, regulation, or policy that may be established from time to time for the conduct of the Company’s business.
4.	The Grantee’s unlawful possession, use or sale of narcotics or other controlled substances, or performing job duties while illegally used controlled substances are present in his or her system.
5.

Any act or omission or commission by the Grantee in the scope of his or her employment (a) which results in the assessment of a civil or criminal penalty against the Grantee or the Company, or (b) which in the reasonable judgment of the Grantee’s supervisor could result in a material violation of any foreign or U.S. federal, state or local law or regulation having the force of law.

6.	The Grantee’s conviction of or plea of guilty or no contest to any crime involving moral turpitude.
7.

Any misrepresentation of a material fact to, or concealment of a material fact from, the Grantee’s supervisor or any other person in the Company to whom the Grantee has a reporting relationship in any capacity.

8.	The Grantee’s breach of the Company’s Business Conduct Guide or the Eastman Kodak Company Employee’s Agreement.
b.

“Good Reason” has the meaning given to such term (or an equivalent term) in the Employment Agreement or, if no Employment Agreement is in effect on the Grant Date or the Employment Agreement does not have such a defined term, “Good Reason” means any of the following:

1.	A material diminution in the Grantee’s total target cash compensation, comprised of his or her Salary and target Annual Incentive.
2.	A material diminution in the Grantee’s authority or responsibilities.

3.	Any material breach of the Employment Agreement, if any, by the Company.
4.	Any purported termination by the Company of the Grantee’s employment other than as expressly permitted by the Employment Agreement, if any.